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EXHIBIT 11

                          CONSULIER ENGINEERING, INC.

                       COMPUTATION OF EARNINGS PER SHARE
                           PRIMARY AND FULLY DILUTED


                                          Three Months Ended
                                               March 31,
                                           1996        1995
                                        ----------------------
Net Income                              $ 266,586    $ 169,728
                                        =========    =========

Shares used in computation:


Weighted average number of
  common shares outstanding             2,504,134    2,552,346

Common stock equivalents
  from assumed issuances
  using the treasury
  stock method -

    Stock options and warrants             12,069      153,285
                                        ---------    ---------

Total shares used                       2,516,203    2,675,631
                                        =========    =========

Primary and fully diluted
  Earnings per Share                    $     .11    $     .06
                                        =========    =========





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